AMENDMENT NO. 7
TO
THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
ENERGY TRANSFER LP
This Amendment No. 7 (this “Amendment”) to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer LP, a Delaware limited partnership (the “Partnership”), dated as of February 8, 2006 (as amended, the “Partnership Agreement”), is entered into effective as of August 6, 2019 by LE GP, LLC, a Delaware limited liability company (the “General Partner”), as the general partner of the Partnership, on behalf of itself and the Limited Partners of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
RECITALS
WHEREAS, Section 13.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect or (ii) is necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act), and the General Partner has determined this Amendment satisfies both such conditions.
NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
Section 1.    Amendment.
(a)     Section 1.1 of the Partnership Agreement is hereby amended by adding or amending and restating the following definitions, as stated herein below, in the appropriate alphabetical order:
“Designated Individual” has the meaning assigned to such term in Section 9.3.
“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, officer, director, fiduciary or trustee of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) the Partnership Representative and the Designated Individual, (f) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-

services basis, trustee, fiduciary or custodial services and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.
“Partnership Representative” has the meaning assigned to such term in Section 9.3.
(b)     Section 9.3 of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:
“Section 9.3    Tax Controversies.
Subject to the provisions hereof and for Partnership taxable years beginning before or on December 31, 2017, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.
With respect to Partnership taxable years beginning after December 31, 2017, the General Partner is designated as the “partnership representative” in accordance with the rules prescribed pursuant to Section 6223 of the Code (the “Partnership Representative”). The Partnership Representative shall have the authority to designate from time to time a “Designated Individual” to act on behalf of the Partnership Representative, and such Designated Individual shall be subject to replacement by the Partnership Representative in accordance with Treasury Regulations Section 301.6223-1. The Partnership Representative, or the Designated Individual, as applicable, shall have the sole authority to act on behalf of the Partnership in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. The Partnership Representative or the Designated Individual, as applicable, shall exercise in its sole discretion, any and all authority of the Partnership Representative under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code. Any reasonable, documented cost or expense that the Partnership Representative or the Designated Individual, as applicable, incurs in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Partnership. Neither the Partnership Representative nor the Designated Individual shall be liable to the Partnership or to its partners for acts or omissions taken or suffered by it in its capacity as either Partnership Representative or Designated Individual, as the case may be, in good faith; provided that such act or omission is not in willful violation of this Agreement and does not constitute fraud or a willful violation of law.
The General Partner shall amend the provisions of this Agreement as appropriate in accordance with Article XIII to reflect the proposal or promulgation of Treasury Regulations implementing the partnership audit, assessment and collection rules adopted by the Bipartisan Budget Act of 2015, including any amendments to those rules.

Section 2.    Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
Section 3.    Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.
Section 4.    Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
Section 5.    Severability. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.
[Signature Page Follows.]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.
GENERAL PARTNER:
LE GP, LLC
By:    /s/ Thomas E. Long
Name:    Thomas E. Long
Title:    Chief Financial Officer

LIMITED PARTNERS:
All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to the Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner

By:	LE GP, LLC, General Partner of Energy Transfer LP, as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6 of the Partnership Agreement.
By:    /s/ Thomas E. Long
Name:    Thomas E. Long
Title:    Chief Financial Officer

SIGNATURE PAGE TO
AMENDMENT NO. 7 TO
THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
ENERGY TRANSFER LP